EXHIBIT 21.1

LIST OF SUBSIDIARIES
FACEBOOK, INC.

Andale, Inc. (Delaware)
Cassin Networks ApS (Denmark)
Edge Network Services Limited (Ireland)
Facebook International Operations Limited (Ireland)
Facebook Ireland Holdings Unlimited (Ireland)
Facebook Ireland Limited (Ireland)
Facebook Operations, LLC (Delaware)
Facebook Sweden Holdings AB (Sweden)
FCL Tech Limited (Ireland)
Global Holdings I Inc. (Delaware)
Global Holdings I LLC (Delaware)
Global Holdings II LLC (Delaware)
Greater Kudu, LLC (Delaware)
Instagram, LLC (Delaware)
KUSU PTE. Ltd. (Singapore)
Oculus VR, LLC (Delaware)
Parse, LLC (Delaware)
Pinnacle Sweden AB (Sweden)
Runways Information Services Ltd (Ireland)
Siculus, Inc. (Delaware)
Vitesse, LLC (Delaware)
WhatsApp Inc. (Delaware)
Winner, LLC (Delaware)